Exhibit 10.25

                       AMENDMENT NO. 3 TO CREDIT AGREEMENT

      AMENDMENT NO. 3 to Credit Agreement (this "Amendment") entered into as of October 1, 2003 among GENERAL BEARING CORPORATION (the "Borrower"), the Lenders party hereto and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the "Administrative Agent").

      WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement dated as of December 20, 1999 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

      WHEREAS, the obligations of the Borrower under the Credit Agreement are guaranteed by the Subsidiary Guarantors party to the Guarantee and Collateral Agreement dated as of December 20, 1999 (the "Guarantee Agreement") between the Subsidiary Guarantors and the Administrative Agent; and

      WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and the Lenders and the Administrative Agent have agreed to make such amendments subject to the terms and conditions set forth herein; and

      WHEREAS, terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. Amendments to Credit Agreement.

      (a) Additional Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

            "Account Receivable" means any right of the Borrower to payment for goods sold or services rendered, whether now existing or hereafter arising.

            "Amendment No. 3" means Amendment No. 3 to Credit Agreement, dated as of October 1, 2003, by and among the Borrower, the Lenders and the Administrative Agent.

            "Appraised Value" means the value of the Designated Machinery and Equipment as determined pursuant to the appraisal of the Designated Machinery and Equipment to be delivered to the Administrative Agent.

            "Borrowing Base Amount" means, as of any date of determination, a sum equal to (a) the Borrowing Base Percentage of the book value of Eligible Receivables (less reserves with respect to such Eligible Receivables which the Administrative Agent may deem necessary in its sole discretion from time to time) based upon the Borrowing Base Certificate most recently delivered to the Administrative Agent under Section 6.2(i) plus (b) the Borrowing Base Percentage of the value (determined at the lower of cost (on a first-in, first-out basis in accordance with GAAP) or market value) of Eligible Inventory based upon the Borrowing Base Certificate most recently delivered to the Administrative Agent under
      Section 6.2(i) plus (c) the Borrowing Base Percentage of the Appraised Value of the Designated Machinery and Equipment. Notwithstanding anything to the contrary in this definition, (i) if the Borrower shall fail to deliver to the Administrative Agent a Borrowing Base Certificate on or prior to any date required hereby, the Borrowing Base Amount shall be deemed to be zero ($0.00) from and including such date to the date of delivery to the Administrative Agent of such Borrowing Base Certificate and (ii) each of the Borrower and each other Obligor acknowledges and agrees that the Administrative Agent reserves the right, in its sole discretion, to amend the percentages set forth in the definition of "Borrowing Base Percentage" and the eligibility requirements set forth in the definitions of "Eligible Inventory" and "Eligible Receivables" based on the results of the Collateral audits to be conducted pursuant to
      Section 6.12.

            "Borrowing Base Certificate" means a certificate, duly executed by a Responsible Officer of the Borrower and in the form of Exhibit A to Amendment No. 3.

            "Borrowing Base Commencement Date" means the second consecutive date on which the Consolidated Funded Debt Ratio shall have exceeded 2.75 to 1, provided the Administrative Agent, in its sole discretion, shall require such date to constitute the Borrowing Base Commencement Date.

            "Borrowing Base Percentage" means (a) with respect to Eligible Receivables, initially 80%, (b) with respect to Eligible Inventory, initially 60%, and (c) with respect to the Designated Machinery and Equipment, initially 40%, or, in each case, such percentage as the Administrative Agent shall determine from time to time.

            "Designated Machinery and Equipment" means the machinery and equipment of the Borrower subject to a fully perfected first priority security interest in favor of the Administrative Agent for the ratable benefit of the Lenders pursuant to the Guarantee and Collateral Agreement which is described on Exhibit B to Amendment No. 3.

            "Eligible Inventory" means Inventory subject to a fully perfected first priority security interest in favor of the Administrative Agent for the ratable benefit of the Lenders pursuant to the Guarantee and Collateral Agreement which is not on consignment from any third party and which conforms to the representations and warranties contained in herein, other than (a) obsolete or damaged Inventory, (b) Inventory consisting of samples, prototypes, demonstrators or otherwise not of a type held for sale in the ordinary course of the Borrower's business, (c) Inventory which in the reasonable judgment of the Administrative Agent is considered to be slow moving or otherwise not merchantable, (d) Inventory to be returned to suppliers, (e) except as approved in writing by the Administrative Agent, Inventory held by, or in transit to, third parties (including to warehouses), except for those locations set forth on
      Schedule 5 of the Guaranty and Collateral Agreement between Borrower and Administrative Agent, dated December 20, 1999, as amended, subject to Administrative Agent's receipt of such third party waivers or consents as the Administrative Agent may reasonably require, (f) any reserves reasonably required by the Administrative Agent for special order goods, market value declines, bill and hold (deferred shipment) sales, and any other matters in the reasonable determination of the Administrative Agent,
      (g) except as otherwise provided for herein, as approved in writing by the Administrative Agent, and for Inventory in transit to Borrower, Inventory which is not located on the Borrower's owned or leased premises in the United States, (h) Inventory not produced in compliance with the requirements of the Fair Labor Standards Act and (i) Inventory which has given rise to any Account Receivable which, at the time of determination of Eligible Inventory, constituted an Eligible Receivable.

            "Eligible Receivable" means an Account Receivable which conforms to the representations and warranties contained in herein and as to which the following requirements have been fulfilled to the reasonable satisfaction of the Administrative Agent: (a) the Borrower has lawful title to such Account Receivable, subject to the Lien granted to the Administrative Agent for the ratable benefit of the Lender pursuant to the Guarantee and Collateral Agreement; (b) such Account Receivable arose through the sale of finished goods or merchandise or the rendition of services by the Borrower; (c) the goods or merchandise, the sale of which gave rise to such Account Receivable, have been shipped, or the services, the rendition of which gave rise to such Account Receivable, have been performed; (d) such Account Receivable shall have had excluded therefrom (i) any portion that is subject to any dispute, offset, counterclaim or other claim or defense on the part of the account debtor or to any claim on the part of the account debtor denying liability with respect to such Account Receivable, and (ii) any returns, discounts, claims, credits and allowances; (e) no return, rejection or repossession of the merchandise in respect of such Account Receivable has occurred; (f) the Borrower has the full and unqualified right to assign and grant a security interest in such Account Receivable under and pursuant to the Guarantee and Collateral Agreement; (g) such Account Receivable is evidenced by an invoice rendered to the account debtor and no portion of such Account Receivable is evidenced by any chattel paper, promissory note or other instrument, unless each such chattel paper, promissory note or other instrument is delivered to the Administrative Agent, duly endorsed if necessary; (h) such Account Receivable is subject to a fully perfected first priority security interest in favor of the Administrative Agent for the ratable benefit of the Lenders pursuant to the Guarantee and Collateral Agreement; (i) no portion of such Account Receivable is subject to any security interest or Lien in favor of any Person other than the Lien granted to the Administrative Agent for the ratable benefit of the Lender pursuant to the Guarantee and Collateral Agreement or a Lien described in clause (e), (f), (g), (h) or (i) of Section 7.3; (j) such Account Receivable did not arise out of a transaction with a Subsidiary or any employee, officer, agent, director, shareholder or Affiliate of the Borrower; (k) the Borrower is not aware and has no reason to be aware of any reorganization, bankruptcy, receivership, custodianship, insolvency or other like condition in respect of the account debtor of such Account Receivable; (l) the account debtor with respect to such Account Receivable is not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, (m) the Administrative Agent is, and continues to be, reasonably satisfied with the credit standing of the account debtor in relation to the amount of credit extended; (n) such Account Receivable is from an account debtor resident of the United States, Canada or Puerto Rico or (ii) such other jurisdiction as may be consented to by the Administrative Agent; and (o) such Account Receivable was not purchased or otherwise acquired by the Borrower other than through the sale of finished goods and merchandise or through the rendition of services by the Borrower. Notwithstanding anything to the contrary set forth in the loan documents, neither the Administrative Agent nor any Lender shall have a lien on, and Borrower shall be free to transfer, encumber or otherwise dispose of, with any third party, any Account Receivable from any entity in a foreign jurisdiction, which is not an Eligible Receivable.

            "Inventory" means all finished goods and other merchandise of the Borrower, whether now owned or hereafter acquired, held for sale, excluding, to the extent included therein, raw materials, intermediates, work-in-process, semi-finished inventory (other than work-in-process, semi-finished inventory and raw materials that solely require light assembly and packaging to complete), packaging materials, scrap inventory, manufacturing supplies and spare parts.

            "Responsible Officer" means, with respect to any Person, the president, chief financial officer, principal accounting officer, treasurer or controller of such Person.

            "Revolving Loan Commitment Amount" means, (a) for the period from October 1, 2003 to September 30, 2004, $23,000,000, and (b) for the period commencing on October 1, 2004 and ending on the Scheduled Revolving Termination Date, $21,000,000, in each case as the same may be reduced pursuant to Section 2.4.3 or 2.4.4.

      (b) Pricing Grid. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of "Pricing Grid" and substituting the following therefor:

            "Pricing Grid" means the pricing grid attached to Amendment No. 3 as Exhibit C.

      (c) Scheduled Revolving Termination Date. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of "Scheduled Revolving Termination Date" and substituting the following therefor:

            "Scheduled Revolving Termination Date" means July 31, 2006.

      (d) Revolving Commitments. Section 2.1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

            2.1.1. Revolving Commitments.

            From time to time on any Business Day occurring during the Revolving Commitment Period, each Revolving Lender will make revolving credit loans (relative to such Lender, its "Revolving Loans") to the Borrower in a principal amount equal to such Lender's Revolving Percentage of the aggregate amount of each Borrowing of Revolving Loans requested by the Borrower to be made on such day; provided, however, that no Revolving Lender shall be required to make any Revolving Loan if, after giving effect thereto, (x) the aggregate outstanding principal amount of such Lender's Revolving Extensions of Credit would exceed such Lender's Revolving Commitment or (y) the aggregate outstanding Revolving Extensions of Credit of all Lenders would exceed the Revolving Loan Commitment Amount as then in effect; and provided, further, that from and after Borrowing Base Commencement Date, in the sole discretion of the Administrative Agent and upon notice to the Borrower, no Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (x) the aggregate outstanding principal amount of such Lender's Revolving Extensions of Credit would exceed such Lender's Revolving Commitment or (y) the aggregate outstanding Revolving Extensions of Credit of all Lenders would exceed the lesser of
      (i) the Borrowing Base Amount and (ii) the Revolving Loan Commitment Amount as then in effect. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.3 and 2.5.

      (e) Letter of Credit Commitment. Clause (b) of Section 2.1.2 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

                  (b) extend the Stated Expiry Date of an existing Letter of Credit previously issued hereunder, provided, however, that the Issuer will have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Letter of Credit Outstandings would exceed the L/C Commitment Amount, (ii) the outstanding Acceptance Obligations would exceed the Acceptance Commitment Amount, or (iii) the aggregate outstanding Revolving Extensions of Credit of all Lenders would exceed the Revolving Loan Commitment Amount as then in effect provided, further, however, from and after Borrowing Base Commencement Date, in the sole discretion of the Administrative Agent and upon notice to the Borrower, the Issuer will have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Letter of Credit Outstandings would exceed the L/C Commitment Amount, (ii) the outstanding Acceptance Obligations would exceed the Acceptance Commitment Amount, or
      (iii) the aggregate outstanding Revolving Extensions of Credit of all Lenders would exceed the lesser of (A) the Borrowing Base Amount and (B) the Revolving Loan Commitment Amount as then in effect. Furthermore, the Issuer shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuer or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law. Each Letter of Credit shall be denominated in Dollars.

      (f) Acceptance Commitments. Section 2.1.3 of the Credit Agreement is hereby amended by deleting the further proviso set forth therein in its entirety and substituting the following therefor:

      provided further that the Issuer will have no obligation to create any Acceptances if, after giving effect to such creation, (i) the Acceptance Obligations would exceed the Acceptance Commitment Amount or (ii) the aggregate outstanding Revolving Extensions of Credit of all Lenders would exceed (x) prior to the Borrowing Base Commencement Date, the Revolving Loan Commitment Amount as then in effect and (y) from and after Borrowing Base Commencement Date, in the sole discretion of the Administrative Agent and upon notice to the Borrower, the lesser of (A) the Borrowing Base Amount and (B) the Revolving Loan Commitment Amount as then in effect or
      (iii) the aggregate outstanding Revolving Extensions of Credit of all Lenders would exceed the Aggregate Available Revolving Commitment of all Lenders.

      (g) Mandatory Payments. Clause (a) of Section 2.4.3 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

                  (a) Mandatory Prepayment of Revolving Loans. etc. If on any date (after giving effect to any other payments on such date) (i) the aggregate outstanding amount of all Revolving Extensions of Credit of all Lenders exceeds the Revolving Loan Commitment Amount as then in effect or
      (ii) if such date is on or after the Borrowing Base Commencement Date, the aggregate Revolving Extensions of Credit of all Lenders exceeds the Borrowing Base Amount as then in effect, the Borrower will make a mandatory prepayment on such date of Revolving Loans and, if necessary, cash collateralize the Letter of Credit Outstandings and the Acceptance Obligations in an aggregate amount equal to such excess. Notwithstanding the foregoing, if the excess described in clause (ii) of this paragraph 2.4.3(a) existed immediately prior to the Borrowing Base Commencement Date, then Borrower shall have 120 days from the Borrowing Base Commencement Date to make the prepayment of such excess as required in this paragraph.

      (h) Certain Representations and Warranties. Article IV of the Credit Agreement is hereby amended by adding the following new Section 4.25 to read in its entirety as follows:

                SECTION 4.25 Accounts Receivables and Inventory.

                  (a) With respect to each Account Receivable: (i) no transaction giving rise to such Account Receivable violated or will violate any applicable federal, state or local law, rule or ordinance, the violation of which could reasonably be expected to have a Material Adverse Effect,
      (ii) each such Account Receivable is not subject to terms prohibiting the assignment thereof or requiring notice or consent to such assignment, except for notices and consents that have been obtained and (iii) each such Account Receivable represents a bona fide transaction which requires no further act on the Borrower's part to make such Account Receivable payable by the account debtor with respect thereto, and, to the Borrower's knowledge, such Account Receivable is not subject to any offsets or deductions other than credits to customers in the ordinary course of business and does not represent any inventory being held on consignment, guaranteed sale, sale or return or other similar understanding or any obligation of any Affiliate of the Borrower.

                  (b) With respect to all Inventory: Except as otherwise provided for herein or authorized by the Administrative Agent, (i) such Inventory is located at the premises of the Borrower set forth on Exhibit D to Amendment No. 3, (ii) no such Inventory is subject to any Lien other than Liens permitted by clause (e), (f), (g), (h) or (i) of Section 7.3, and (iii) except as permitted hereby, no such Inventory is on consignment or is now stored or shall be stored any time with a bailee, warehouseman or similar Person.

      (i) Conditions to Credit Extensions. Section 5.2 of the Credit Agreement is hereby amended by adding a new clause (d) thereto to read in its entirety as follows:

                  (d) At the time of and immediately after giving effect to such Credit Extension, the aggregate outstanding Revolving Extensions of Credit of all Lenders shall not exceed (i) if such Credit Extension shall occur prior to the Borrowing Base Commencement Date, the sum of the Revolving Loan Commitment Amount as then in effect, and (ii) if such Credit Extension shall occur on or after the Borrowing Base Commencement Date, the lesser of (x) the Borrowing Base Amount and (y) the sum of the Revolving Loan Commitment Amount as then in effect.

      (j) Quarterly Financial Statements. Section 6.1 of the Credit Agreement is hereby amended by deleting clauses (a) and (b) thereof in their entirety and substituting the following therefor:

            (a) Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the (i) audited consolidated statement of cash flow and (ii) audited consolidated and unaudited internally-prepared consolidating balance sheets and income statements of the Borrower and its consolidated Subsidiaries, as at the end of such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Urbach, Kahn & Werlin, LP or another firm of independent certified public accountants satisfactory to the Administrative Agent.

            (b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each Fiscal Quarter of the Borrower, (i) unaudited consolidated statement of cash flow, (ii) the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries, as at the end of such quarter and (iii) the related unaudited consolidated and consolidating statement of income for such quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as to Borrower only by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

      (k) Borrowing Base Certificate. Section 6.2 of the Credit Agreement is hereby amended by (i) deleting clause (a) thereof in its entirety and substituting the following therefor:

            (a) Annual Certificate of Certified Public Accountants. Concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that (i) in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate and (ii) the consolidating balance sheet and related consolidating statements of income and cash flows delivered with such financial statements were subjected to the auditing procedures applied in such accountants' audit of the consolidated balance sheet and related statements of income and cash flows and that the information set forth in such consolidating financial statements is fairly stated in all material respects in relation to such consolidated financial statements taken as a whole.

and (ii) adding a new clause (i) thereto to read in its entirety as follows:

                  (i) Borrowing Base Certificate. Commencing with the month in which the Borrowing Base Commencement Date occurs, within 10 Business Days after the last day of each fiscal month, a Borrowing Base Certificate duly completed and setting forth the calculations required thereby, as of such last day.

      (l) Certain Covenants. Article VI is hereby amended by adding new Sections
6.11 and 6.12 thereto to read in their entirety as follows:

                 SECTION 6.11 Information Regarding Collateral.

                  The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Obligor, (ii) the jurisdiction of organization of any Obligor, (iii) the location of the chief executive office of any Obligor, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf is located (including the establishment of any such new office or facility), (iv) the identity or organizational structure of any Obligor such that a filed financing statement becomes misleading or (v) the organizational identification number or the Federal Taxpayer Identification Number of any Obligor. The Borrower shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower shall promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

                       SECTION 6.12 Collateral Monitoring.

                  The Borrower shall permit the Administrative Agent or any agent of the Administrative Agent to perform, with such frequency as the Administrative Agent may determine in its reasonable discretion or as the Required Lenders may require, any field examination, Collateral analysis, Collateral audit or other business analysis or audit relating to the Borrower and the Subsidiaries, provided that the first such Collateral audit shall be completed on or before September 19, 2003 and the second such Collateral audit shall be completed on or before June 19, 2004. The Borrower shall pay to the Administrative Agent, promptly after demand therefor, (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any such examination, analysis or audit and (ii) in the event that any such examination, analysis or audit is conducted by the Administrative Agent, any Affiliate of the Administrative Agent or any officer, employee, agent or advisor of the Administrative Agent or such Affiliate, a reasonable fee per day for each person employed in connection with such examination, analysis or audit.

      (m) Financial Covenants. Section 7.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

                   SECTION 7.1 Financial Condition Covenants.

                  (a) Consolidated Funded Debt Ratio. The Borrower shall not permit the Consolidated Funded Debt Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

                                                                                      Consolidated
                                 Period                                             Funded Debt Ratio
                                 ------                                             -----------------

      The Fiscal Quarter beginning on or closest to October 1, 2002 through (and
      including) the Fiscal Quarter ending on or closest to June 30, 2003               4.00 to 1

      The Fiscal Quarter beginning on or closest to July 1, 2003 through (and
      including) the Fiscal Quarter ending on or closest to September 30, 2003          3.25 to 1

      The Fiscal Quarter beginning on or closest to October 1, 2003 through (and
      including) the Fiscal Quarter ending on or closest to September 30, 2005          3.00 to 1

      The Fiscal Quarter beginning on or closest to October 1, 2005 and
      thereafter                                                                        2.75 to 1

      provided, however, in determining the Consolidated Funded Debt Ratio for each Fiscal Quarter commencing with the Fiscal Quarter beginning on or closest to October 1, 2001, "Consolidated Funded Debt" and "Consolidated EBITDA" (including, without limitation, "Consolidated Net Income") shall be calculated solely in respect of the Borrower on a non-consolidated basis.

                  (b) Consolidated Fixed Charge Coverage Ratio. The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth below opposite such period:

                                                                                   Consolidated Fixed
                                 Period                                          Charge Coverage Ratio
                                 ------                                          ---------------------
      The Fiscal Quarter beginning on or closest to October 1, 2001 through (and
      including) the Fiscal Quarter ending on or closest to September 30, 2003          1.20 to 1

      The Fiscal Quarter beginning on or closest to October 1, 2003 through (and
      including) the Fiscal Quarter ending on or closest to September 30, 2004          2.00 to 1

      The Fiscal Quarter beginning on or closest to October 1, 2004 through (and
      including) the Fiscal Quarter ending on or closest to September 30, 2005          2.50 to 1

      The Fiscal Quarter beginning on or closest to October 1, 2005 and
      thereafter                                                                        3.00 to 1

      provided, however, in determining the Consolidated Fixed Charge Coverage Ratio for each Fiscal Quarter commencing with the Fiscal Quarter beginning on or closest to October 1, 2001, "Consolidated EBITDA" (including, without limitation, "Consolidated Net Income"), income tax expense and "Consolidated Fixed Charges" (including, without limitation, "Consolidated Interest Expense") shall be calculated solely in respect of the Borrower on a non-consolidated basis.

                  (c) Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth below opposite such period:

                                                                                   Consolidated Interest
                                 Period                                                Coverage Ratio
                                 ------                                                --------------
      The Fiscal Quarter beginning on or closest to October 1, 2001 through (and
      including) the Fiscal Quarter ending on or closest to September 30, 2003            2.00 to 1

      The Fiscal Quarter beginning on or closest to October 1, 2003 through (and
      including) the Fiscal Quarter ending on or closest to September 30, 2004            3.50 to 1

      The Fiscal Quarter beginning on or closest to October 1, 2004 through (and
      including) the Fiscal Quarter ending on or closest to September 30, 2005            4.00 to 1

      The Fiscal Quarter beginning on or closest to October 1, 2005 and
      thereafter                                                                          4.50 to 1

      provided, however, in determining the Consolidated Interest Coverage Ratio for each Fiscal Quarter commencing with the Fiscal Quarter beginning on or closest to October 1, 2001, "Consolidated EBIT" (including, without limitation, "Consolidated Net Income") and "Consolidated Interest Expense" shall be calculated solely in respect of the Borrower on a non-consolidated basis.

                  (d) Net Income. The Borrower shall not permit consolidated net income of the Borrower from its consolidated non-U.S. operations and Foreign Subsidiaries for any fiscal year (excluding discontinued operations), commencing with the fiscal year ending on or closest to December 31, 2003, to be less than $1.00.

      (n) Fundamental Changes. Section 7.4 of the Credit Agreement is hereby amended by adding a new clause (d) thereto to read in its entirety as follows:

                  (d) the Borrower may Dispose of the discontinued operations and the related assets of its Subsidiary World Machinery Company, on such terms as may be reasonably acceptable to the Administrative Agent.

      (o) Dispositions of Property. Section 7.5 of the Credit Agreement is hereby amended by deleting clause (c) thereof in its entirety and substituting the following therefor:

                  (c) Dispositions permitted by Sections 7.4(c) and 7.4(d);

      (p) Investments. Section 7.8 of the Credit Agreement is hereby amended by
(i) deleting clause (e) thereto in its entirety and substituting therefor "[Intentionally Deleted]" and (ii) deleting clauses (h) and (i) thereto in their entirety and substituting the following therefor:

                  (h) Investments by the Borrower or any of its Domestic Subsidiaries in Foreign Subsidiaries and other Affiliates of the Borrower in an aggregate amount not to exceed for any Fiscal Year set forth below the amount set forth below opposite such Fiscal Year:

                                                              Aggregate Amount
                       Fiscal Year                             of Investment
                       -----------                             -------------

      Fiscal Year 2003                                          $1,750,000

      Fiscal Year 2004 and each Fiscal Year thereafter          $1,000,000

      provided, however, that both before and after giving effect to such Investment, no Default shall exist or result therefrom.

                  (i) Investments in an aggregate amount not to exceed $2,000,000 consisting of the repurchase of common stock of the Borrower in transactions in accordance with all applicable law; provided that, both before and after giving effect to each such repurchase, (i) the Consolidated Funded Debt Ratio as of the last day of the most recently ended Fiscal Quarter (calculated as if such repurchase occurred on such last day) shall be less than 2.50 to 1 and (ii) no Default shall exist or result therefrom.

      (q) General. All references to "this Agreement" in the Credit Agreement and to "the Credit Agreement" in the other Loan Documents shall be deemed to refer to the Credit Agreement as amended by this Amendment.

      2. Effectiveness of Amendment.

      (a) The effectiveness of this Amendment is subject to the satisfaction of the following conditions:

            (i) The Administrative Agent shall have received a counterpart of this Amendment executed by the Borrower.

            (ii) The Administrative Agent shall have received counterparts of the Consent and Acknowledgment of Subsidiary Guarantors annexed hereto by each of the Subsidiary Guarantors.

            (iii) The Administrative Agent shall have received a certificate from the secretary, assistant secretary, managing member or general partner of the Borrower and each Subsidiary Guarantor attaching (A) a true and complete copy of the resolutions of its board of directors or other managing body and of all documents evidencing all necessary corporate action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize this Amendment and the transactions contemplated hereby, (B) attaching a true and complete copy of its Organic Documents, (C) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign this Amendment, including therein a signature specimen of such officer or officers and (D) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business.

            (iv) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment No. 3 Effective Date) from an attorney satisfactory to the Administrative Agent, on behalf of the Obligors, covering such matters relating to this Amendment and the Loan Documents as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

            (v) The Administrative Agent shall have received a fee, for the benefit of each Lender executing and delivering a counterpart of this Amendment to the Administrative Agent, equal to 0.375% of such Lender's Commitment.

            (vi) The Administrative Agent shall have received such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the transactions contemplated by this Amendment and any other legal matters relating to the Obligors, this Amendment, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

      (b) This Amendment shall become effective as of October 1, 2003 (the "Amendment No. 3 Effective Date") when the conditions set forth in Section 2(a) hereof have been satisfied.

      3. Acknowledgments and Confirmations. The Borrower and each Subsidiary Guarantor acknowledges and confirms that the Liens granted pursuant to the Loan Documents secure, without limitation, the Indebtedness, liabilities and obligations of the Borrower to the Administrative Agent and the Lenders under this Amendment, whether or not so stated in the Loan Documents, and that the term "Obligations" as used in the Loan Documents (or any other term used therein to refer to the Indebtedness, liabilities and obligations of the Borrower to the Administrative Agent or any of the Lenders) includes, without limitation, the Indebtedness, liabilities and obligations to the Administrative Agent and the Lenders under the Credit Agreement as amended by this Amendment.

      4. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

            (a) The representations and warranties set forth in the Loan Documents (other than the representations and warranties made as of a specific date) are true and correct in all material respects as of the date hereof and with the same effect as though made on and as of the date hereof, except for such matters as are set forth in a certificate of an Authorized Officer of the Borrower to be delivered to the Administrative Agent within 60 days after the Amendment No. 3 Effective Date; provided that none of the matters set forth in such certificate shall disclose any material adverse fact or condition concerning the business, assets, operations or financial condition of the

Borrower and its Subsidiaries occurring since the date of the Credit Agreement not disclosed to the Administrative Agent in writing prior to the Amendment No. 3 Effective Date.

            (b) No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist.

            (c) (i) The execution, delivery and performance by the Borrower of this Amendment is within its organizational powers and have been duly authorized by all necessary action (corporate or otherwise) on the part of the Borrower,
(ii) this Amendment is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and (iii) neither this Amendment nor the execution, delivery and performance by the Borrower hereof: (A) contravenes the terms of the Borrower's organization documents, (B) conflicts with or results in any breach or contravention of, or the creation of any Lien under, any document evidencing any contractual obligation to which the Borrower is a party or any order, injunction, writ or decree to which the Borrower or its property is subject, or (C) violates any requirement of law.

      5. Effect; No Waiver. Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein.

      6. Miscellaneous.

            (a) The Borrower shall pay the Administrative Agent upon demand for all reasonable expenses, including reasonable attorneys' fees and expenses of the Administrative Agent, incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment.

            (b) THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            (c) This Amendment shall be binding upon the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Administrative Agent and the Lenders and the respective successors and assigns of the Administrative Agent and the Lenders.

            (d) This Amendment (and the Consent and Acknowledgment of Subsidiary Guarantors annexed hereto) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         [The remainder of this page intentionally has been left blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first above written.


                                      GENERAL BEARING CORPORATION

                                      By: /s/ David L. Gussack
                                          --------------------------------------
                                      Name: David L. Gussack
                                      Title: President


                                      KEYBANK NATIONAL ASSOCIATION,
                                      as Administrative Agent, Issuer and Lender

                                      By: /s/ Joseph F. Markey
                                          --------------------------------------
                                      Name: Joseph F. Markey
                                      Title: Senior Vice President


                 General Bearing Amendment No. 3 Signature Page

                           CONSENT AND ACKNOWLEDGMENT
                            OF SUBSIDIARY GUARANTORS

      Each of the undersigned Subsidiary Guarantors hereby (1) consents to the execution and delivery by the Borrower of the foregoing Amendment; (2) agrees that the definition of "Obligations" (and any other term referring to the indebtedness, liabilities and obligations of the Borrower to the Administrative Agent or any of the Lenders) in the Guarantee Agreement and the other Loan Documents shall include the Indebtedness of the Borrower under the Amendment;
(3) agrees that the definition of "Credit Agreement" in the Guarantee Agreement and the other Loan Documents to which it is a party is hereby amended to mean the Credit Agreement as amended by the foregoing Amendment; (4) reaffirms its continuing liability under its Guarantee Agreement (as modified hereby); and (5) confirms and agrees that it is a Subsidiary Guarantor party to the Guarantee Agreement and that the Guarantee Agreement and the other Loan Documents to which it is a party are, and shall continue to be, in full force and effect in accordance with their respective terms.


                                                WORLD MACHINERY COMPANY

                                                By: /s/ David L. Gussack
                                                    ----------------------------
                                                Name: David L. Gussack
                                                Title: Secretary and Treasurer


                                                WMW MACHINERY COMPANY, INC.

                                                By: /s/ David L. Gussack
                                                    ----------------------------
                                                Name: David L. Gussack
                                                Title: Secretary


                                                CHINA BEARING CENTER, INC.

                                                By: /s/ David L. Gussack
                                                    ----------------------------
                                                Name: David  L. Gussack
                                                Title: Vice President


                                                NN GENERAL, LLC

                                                By: /s/ David L. Gussack
                                                    ----------------------------
                                                Name: David L. Gussack
                                                Title: General Manager


                 General Bearing Amendment No. 3 Signature Page

                                    EXHIBIT A
                                       TO
                                 AMENDMENT NO. 3

                        FORM OF BOROWING BASE CERTIFICATE

                               [SEE ATTACHED FORM]

                           BORROWING BASE CERTIFICATE

KeyBank National Association, as
Administrative Agent
711 Westchester Avenue
White Plains, New York 10604
Attention: Joseph F. Markey

      Pursuant to the Credit Agreement, dated as of December 20, 1999 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among GENERAL BEARING CORPORATION, (the "Borrower"), the Lenders party thereto and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the "Administrative Agent"), the undersigned hereby certifies the truth, accuracy and completeness of the following information as of the close of business on ___________ __, 200_. All of the terms used herein without definition have the meanings given them in the Credit Agreement.

         Eligible Receivables                   (in thousands)

         (1)      Total Accounts Receivable
                  (as of the date hereof)                             __________

         (2)      Ineligible Accounts Receivable
         (including all required reserves)                            __________

         (3)      Total Eligible Receivables
         (item (1) minus item (2))                                    __________

         (4)      80% of item (3)                                     __________

         Eligible Inventory

         (5)      Total Inventory excluding (valued at lower
         of cost or market as of the date hereof)                     __________

         (6)      Ineligible Inventory                                __________

         (7)      Total Eligible Inventory (item (5) minus item (6))  __________

         (8)      60% of item (7)                                     __________

         Designated Machinery and Equipment

         (9)      Appraised Value of Designated Machinery
         and Equipment                                                __________

         (10)     40% of item (9)                                     __________

         Borrowing Base Amount

         (11)     Total (item (4) plus item (8) plus item (10))       __________

         Revolving Loans Outstanding:

         (12)     Aggregate principal amount of Revolving
         Loans outstanding                                            __________

         Letter of Credit Outstandings:

         (13)     Aggregate Letter of Credit Outstandings of
                  all Lenders                                         __________

         Acceptance Obligations:

         (14)     Aggregate Acceptance Obligations of all Lenders     __________

         Excess (Deficit) Borrowing Base:

         (15)     Item (11) minus the sum of: item (12) plus
         item (13) plus item (14)                                     __________

The undersigned has executed this certificate as of the __th day of _____________, 200_.


                                                     ___________________________
                                                     Name:  ____________________
                                                     Title: ____________________

                                    EXHIBIT B
                                       TO
                                 AMENDMENT NO. 3

                       DESIGNATED MACHINERY AND EQUIPMENT

2 - Kingsbury Automatic U-Joint Cup Assembly Machines

                                    EXHIBIT C
                                       TO
                                 AMENDMENT NO. 3

                                  PRICING GRID

----------------------------------------------------------------------------------------------------------
                                                Applicable Margin for
Consolidated Funded Debt Ratio                     Revolving Loans
                                     --------------------------------------------
                                     Eurodollar      ABR Loans         Revolving         Applicable Margin
                                       Loans                           Commitment           for Bankers
                                                                       Fee Rates            Acceptances
----------------------------------------------------------------------------------------------------------
Less than or equal to 2.50 to 1        1.75%           0.50%             0.375%                1.75%

----------------------------------------------------------------------------------------------------------
greater than 2.50 to 1 and less        2.00%           0.75%             0.375%                2.00%
than or equal to 3.00 to 1

----------------------------------------------------------------------------------------------------------
greater than 3.00 to 1 and less        2.25%           1.00%             0.375%                2.25%
than or equal to 3.50 to 1

----------------------------------------------------------------------------------------------------------
greater than 3.50 to 1                 2.75%           1.75%             0.375%                2.27%

----------------------------------------------------------------------------------------------------------

If any financial statements referred to in Section 6.1 of the Credit Agreement are not delivered within the time periods specified therein, then, until such financial statements are delivered, the Consolidated Funded Debt Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.50 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Funded Debt Ratio shall for the purposes of this definition be deemed to be greater than 3.50 to 1.0. Each determination of the Consolidated Funded Debt Ratio pursuant to this Pricing Grid shall be made with respect to (or, in the case of Consolidated Funded Debt, as at the end on the period of four consecutive Fiscal Quarters of the Borrower ending at the end of the period covered by) the relevant financial statements except to the extent otherwise provided in the Credit Agreement.

                                    EXHIBIT D
                                       TO
                                 AMENDMENT NO. 3

                              LOCATION OF INVENTORY

General Bearing Corporation
44 High Street
West Nyack, NY 10994